UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2022

Kiromic BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39619	46-4762913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7707 Fannin Street, Suite 140 Houston, TX	77054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 968-4888

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	KRBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2022 (the “Effective Date”), the Board of Directors (the “Board”) of Kiromic BioPharma, Inc., a Delaware corporation (the “Company”), appointed Dr. Leonardo Mirandola (“Dr. Mirandola”) to the role of Chief Scientific Officer, effective immediately. Prior to such appointment, Dr. Mirandola served as the Company’s Vice President of Research and Development and Clinical Translation.

In connection with Dr. Mirandola’s appointment as the Company’s Chief Scientific Officer, the Company entered into that certain Executive Employment Agreement, dated as of the Effective Date, by and between the Company and Dr. Mirandola (the “Employment Agreement”). The term of the Employment Agreement commenced on the Effective Date and will continue until the termination of the Employment Agreement by either the Company or Dr. Mirandola in accordance with the terms of the Employment Agreement. Pursuant to the Employment Agreement, Dr. Mirandola’s current base compensation is $280,000 per year. In addition, Dr. Mirandola is eligible to participate in any bonus or similar incentive plan as well as any equity compensation plan or similar program approved by the Board for executives of the Company. Dr. Mirandola is also entitled to receive benefits on the same basis as those provided from time to time to executives of the Company. Further, under the Employment Agreement, Dr. Mirandola is entitled to receive twelve (12) months of severance pay in the event that the Employment Agreement is terminated by Dr. Mirandola for Good Reason (as such term is defined in the Employment Agreement) or by the Company for any reason other than (i) “for cause” (as such term is defined in the Employment Agreement), (ii) due to the death of Dr. Mirandola, or (iii) because Dr. Mirandola has become “permanently disabled” (as such term is defined in the Employment Agreement).

Concurrently with the execution of the Employment Agreement, the Company and Dr. Mirandola entered into the Company’s standard Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement and the Company’s standard Indemnification Agreement.

A copy of the Employment Agreement is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing descriptions of the terms of the Employment Agreement are qualified in their entirety by reference to such exhibit.

Dr. Mirandola (age 41) has served as Vice President of Research and Development and Clinical Translation of the Company since September 1, 2021. From February 2021 to September 2021, he served as the Company’s Head of Clinical Translation. He served as a self-employed biotechnology, pharmaceutical, and life sciences consultant between July 2019 and February 2021. From August 2018 to July 2019, Dr. Mirandola served as Director of Clinical Operations of the Company. From March 2016 to February July 2019, he served as an Executive Director of the Company. Prior to those professional experiences, Dr. Mirandola earned a bachelor’s degree and a PhD, both in Molecular Medicine, from Università degli Studi di Milano Statale, Italy.

There are no family relationships between Dr. Mirandola and any director or executive officer of the Company, and other than the Employment Agreement, Dr. Mirandola is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no arrangements or understandings between Dr. Mirandola and any other persons pursuant to which Dr. Mirandola was appointed as the Company’s Chief Scientific Officer.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement effective as of July 11, 2022, by and between Kiromic BioPharma, Inc. and Dr. Leonardo Mirandola.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2022	KIROMIC BIOPHARMA, INC.

	By:	/s/ Pietro Bersani
Name: Pietro Bersani Title: Chief Executive Officer